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                                                                    EXHIBIT 99.5

                     SALES, CUSTOMER SERVICE TALKING POINTS
                             AUDIENCE: ALL CUSTOMERS

VISION
The proposed acquisition of NewsEdge Corporation underscores The Thomson Corporation commitment to provide the broadest and most powerful e-information solutions to legal, regulatory, government, corporate, financial and other professional markets, and enhances the Thomson position in the business news and corporate market segments.

PRODUCT, MARKET STRATEGY
NewsEdge is seen as a key to supporting the Thomson strategy of integrating its information and technology tools within the daily work processes of its customers.

NewsEdge's unique strength in developing enterprise content and decision-support solutions helps its customers more easily navigate and unlock the optimal value of all of their information assets. NewsEdge products also complement core Thomson Legal & Regulatory primary and secondary legal and regulatory products and services.

Dialog and NewsEdge are viewed as complementary businesses. The companies share some of the same target markets, such as large companies and information-intensive organizations. But the principal services provided - NewsEdge's news and current awareness and the vast Dialog collection of essential information - are different.

Dialog and NewsEdge sales, marketing, customer service and billing functions will operate independently. The acquisition should not impact NewsEdge's relationship with customers.

OPERATIONS
Thomson Legal & Regulatory and NewsEdge are expected to realize important synergies in technology and product development; NewsEdge's strength in the corporate market also will enhance Thomson Legal & Regulatory marketing efforts with this important customer group.

As part of the Thomson Legal & Regulatory market group, NewsEdge will have access to broader resources to support its growth, product-development and marketing efforts.

ORGANIZATIONAL STRUCTURE
NewsEdge will operate as a stand-alone business within the Thomson Legal & Regulatory market group, aligned with Dialog. The core senior management team will remain with NewsEdge, and NewsEdge President and CEO Clifford Pollan will report to Roy Martin, president and CEO of Dialog.

THIS COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY. IT DOES NOT CONSTITUTE AN OFFER TO PURCHASE SHARES OF NEWSEDGE OR A SOLICITATION/RECOMMENDATION STATEMENT UNDER THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION. WE URGE ALL INVESTORS AND SECURITY-HOLDERS OF NEWSEDGE TO READ THOMSON'S TENDER OFFER STATEMENT AND NEWSEDGE'S

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SOLICITATION/RECOMMENDATION STATEMENT WHEN THEY ARE FILED WITH THE SECURITIES
AND EXCHANGE COMMISSION AS THEY BECOME AVAILABLE. THEY WILL CONTAIN IMPORTANT INFORMATION AND MAY BE OBTAINED FROM THE SECURITIES AND EXCHANGE COMMISSION FREE AT WWW.SEC.GOV.